Exhibit 99.1

For release: March 12, 2013, 5:00 p.m. EDT	Contact: Mark Rittenbaum, Investor Relations Jack Isselmann, Public Relations Ph: (503) 684-7000

Adrian Downes joins Greenbrier as Chief Accounting Officer

Lake Oswego, Oregon, March 12, 2013 – The Greenbrier Companies, Inc. [NYSE:GBX] today announced that Adrian Downes has joined the Company as Senior Vice President & Chief Accounting Officer.

Downes has nearly 30 years of accounting and finance experience in a variety of industries, both with publicly held and privately held companies. Most recently, he was Executive Vice President and Chief Financial Officer for Knowledge Universe, a private-equity owned early childhood education provider. Downes previously held various senior financial executive positions for Fortune 200 publicly held organizations including SUPERVALU, Albertson’s, Gap, Inc. and Pacific Telesis. He began his career in public accounting at PricewaterhouseCoopers, initially based at their Dublin, Ireland office before transferring to San Francisco. He obtained his Certified Public Accountant certification in California.

In his current role with Greenbrier, Downes will be responsible for directing all Greenbrier’s global corporate and operational accounting activities. He will also oversee Greenbrier’s information technology and tax planning functions.

“We are delighted to welcome Adrian to Greenbrier,” said Mark J. Rittenbaum, executive vice president & chief financial officer. “His breadth of knowledge and experience complements and enhances our finance and accounting team. We look forward to leveraging Adrian’s considerable talents across a range of financial and business initiatives.”

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 225,000 railcars.

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